MDU Resources Announces Second Quarter 2025 Results; Updates Guidance

•Solid performance in the pipeline segment driven by higher transportation revenue
•Electric utility and natural gas distribution customer base achieves combined targeted growth rate at 1.4% year-over-year
•Data centers drive higher electric retail sales volumes
•2025 earnings guidance narrowed: $0.88 to $0.95 per share
•Long-term EPS guidance remains unchanged with an expected growth rate of 6%-8%

BISMARCK, N.D. – August 7, 2025 – MDU Resources Group, Inc. (NYSE: MDU) today announced second quarter financial results for 2025, with sustained momentum in the pipeline segment and regulatory progress supporting the company’s long-term value proposition as a pure-play regulated energy delivery business.

“We continued our solid start to 2025, despite weather and operating cost challenges that impacted the second quarter results,” said Nicole A. Kivisto, president and CEO of MDU Resources. “We continue to invest in infrastructure, including customer driven growth projects at our pipeline, and advance prudent rate proceedings across multiple jurisdictions.”

The following summarizes the company's results for the three and six months ended June 30, for 2024 and 2025:

	Three Months Ended June 30:		Six Months Ended June 30:
	2025	2024	2025	2024
	(In millions, except per share amounts)
Net income	$13.7	$60.4	$95.7	$161.3
Earnings per share, diluted	$.07	$.30	$.47	$.79
Income from continuing operations	$14.1	$20.2	$96.6	$95.0
Earnings per share from continuing operations, diluted	$.07	$.10	$.47	$.47
On Oct. 31, 2024, MDU Resources successfully completed the spinoff of Everus, which became an independent, publicly-traded company. Prior period results have been restated to reflect the spinoff. Everus' historical results of operations and certain costs associated with the spinoff are reported as discontinued operations.

“We’ve narrowed our full-year earnings guidance, reflecting our view midway through the year,” Kivisto added. “Weather conditions and operation and maintenance expense impacted our second quarter results; however, we remain confident in our ability to execute on our long-term growth strategy. We believe our operational focus and financial discipline continue to position us well for delivering safe and reliable energy, customer value and strong stockholder returns.”

Electric Utility Segment
Rate Relief and Higher Retail Sales Volumes Offset by Increased Operation and Maintenance Expense

•Retail sales volumes increased 12.0%, driven by data center demand
•Continued customer growth
•Operation and maintenance costs increased due to higher payroll-related costs and a planned outage

The electric utility segment earned $10.4 million in the second quarter of 2025, compared to $15.5 million in the second quarter of 2024. Higher payroll-related costs and a net of tax expense of $1.6 million in second quarter of 2025 for a planned outage at Coyote Station, contributed to increased operation and maintenance expense. These were partially offset by increased commercial sales volumes—notably from data center load—and rate relief in South Dakota.

Electric Utility Regulatory Update:
•North Dakota: Filed an application for Advanced Determination of Prudence and a Certificate of Public Convenience and Necessity for a 49% ownership interest in the Badger Wind Project, hearing is scheduled for Sept. 9, 2025
•Wyoming: Filed a General Rate Case requesting a $7.5 million annual increase, anticipated to be effective May 1, 2026
•Montana: An electric general rate case filing is planned for later this year

Natural Gas Distribution Segment
Regulatory Gains Offset by Increased Operation and Maintenance Expense and Unfavorable Weather

•Increased operation and maintenance expense due to higher payroll-related expenses
•Volumes declined due to warmer temperatures
•Rate relief in Washington and Montana partially offset seasonal losses
•Natural gas retail customer count increased 1.5% year-over-year

The natural gas distribution segment reported a seasonal second quarter loss of $7.4 million, compared to a $5.0 million loss in the same period last year, mainly due to higher operation and maintenance expense primarily related to increased payroll-related expenses. Warmer weather year-over-year was a key challenge—particularly in Idaho. The company benefited from newly implemented rates in Washington and interim rates in Montana, and transportation revenue growth.

Natural Gas Distribution Segment Regulatory Update:
•Idaho: Filed a General Rate Case requesting $26.5 million annually with a requested effective date of Jan. 1, 2026
•Montana: Filed a settlement agreement of $7.3 million annually, pending Montana Public Service Commission approval; interim rates in effect since Feb. 1, 2025

•Washington: A revision to rates submitted on April 30, 2025, related to projects that were not placed in service, reducing revenue by $3.7 million, effective June 1, 2025
•Wyoming: Reached a settlement agreement requesting $2.1 million annually, pending formal approval

Pipeline Segment
Growth Projects Offset by Increased Operation and Maintenance Expense and Absence of a Customer Settlement

•Increased transportation revenue
•Continued strong customer demand for short-term firm transportation capacity
•Higher operation and maintenance expense due to payroll-related costs

The pipeline segment had a strong second quarter, with earnings of $15.4 million, demonstrating consistent year-over-year performance, absent proceeds of $1.5 million, net of tax, from a customer settlement in the second quarter of 2024. Recent expansion projects placed in-service, including the Wahpeton Expansion, were key drivers in demand growth.

Pipeline Segment Strategic Project Updates:
•Minot Expansion Project: Construction began in May 2025 and will add approximately seven million cubic feet of natural gas transportation capacity per day. The project is expected to be in-service in the fourth quarter of this year.
•Bakken East Project: The company is continuing negotiations with interested parties on construction of an approximately 350 mile pipeline from western North Dakota to eastern North Dakota. The focus is on project timing and volumes to determine the feasibility of the project. The company is actively working with landowners to conduct environmental and civil surveys along the potential route.
•Baker Storage and Transportation Expansion: A binding open season for this proposed project concluded in May 2025. The company is reviewing results and based on initial feedback is evaluating a smaller project to align with the customer interest received in the open season.
•The company continues to pursue several additional growth projects that are in various stages of development.

Guidance
MDU Resources is narrowing guidance, reflecting midyear performance and impacts from weather, and now expects earnings per share of $0.88 to $0.95, based on the following assumptions:

•Normal weather, economic and operating conditions
•Continued growth in utility customers at 1%–2% annually
•No equity issuances in 2025
•Successful execution of approved capital investment and rate recovery plans

Conference Call
MDU Resources' management will discuss on a webcast at 2 p.m. ET today the company's second quarter results. The webcast can be accessed at www.mdu.com under the "Investors" heading. Select "Events & Presentations," and click on "Q2 2025 Earnings Conference Call." After the webcast, a replay will be available at the same location.

About MDU Resources Group, Inc.
MDU Resources Group Inc., a member of the S&P SmallCap 600 index, strives to provide safe, reliable, affordable and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, working to provide reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events or developments that the company anticipates will or may occur in the future are based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “predicts,” in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, dividend payout ratio targets, strategies and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$351.2	$344.5	$1,026.0	$932.7
Operating expenses:
Operation and maintenance	112.8	100.0	223.9	207.5
Purchased natural gas sold	96.0	94.6	413.2	353.2
Electric fuel and purchased power	34.9	36.7	78.6	76.4
Depreciation and amortization	51.8	49.7	103.1	99.5
Taxes, other than income	25.3	24.0	64.0	59.9
Total operating expenses	320.8	305.0	882.8	796.5
Operating income	30.4	39.5	143.2	136.2
Other income	9.9	10.4	14.9	22.2
Interest expense	25.4	26.5	52.2	52.9
Income before income taxes	14.9	23.4	105.9	105.5
Income tax expense	.8	3.2	9.3	10.5
Income from continuing operations	14.1	20.2	96.6	95.0
Discontinued operations, net of tax	(.4)	40.2	(.9)	66.3
Net income	$13.7	$60.4	$95.7	$161.3

Earnings per share – basic:
Income from continuing operations	$.07	$.10	$.47	$.47
Discontinued operations, net of tax	—	.20	—	.32
Earnings per share – basic	$.07	$.30	$.47	$.79
Earnings per share – diluted:
Income from continuing operations	$.07	$.10	$.47	$.47
Discontinued operations, net of tax	—	.20	—	.32
Earnings per share – diluted	$.07	$.30	$.47	$.79
Weighted average common shares outstanding – basic	204.3	203.9	204.2	203.8
Weighted average common shares outstanding – diluted	205.2	204.6	205.1	204.4

Selected Cash Flows Information[1]
	Six Months Ended
	June 30,
	2025	2024
	(In millions)
Net cash provided by operating activities	$334.9	$301.6
Net cash used in investing activities	(174.4)	(236.0)
Net cash used in financing activities	(168.6)	(48.2)
(Decrease) increase in cash, cash equivalents and restricted cash	(8.1)	17.4
Cash, cash equivalents and restricted cash - beginning of year	66.9	77.0
Cash, cash equivalents and restricted cash - end of period	$58.8	$94.4
[1] Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2025 Estimated	2026 Estimated	2027 Estimated	2025 - 2029 Total Estimated
	(In millions)
Electric	$157	$494	$205	$1,181
Natural gas distribution	312	258	293	1,412
Pipeline	70	59	95	474
Total capital expenditures[1]	$539	$811	$593	$3,067

[1] Excludes Other category.
Note: Total capital expenditures is presented on a net basis.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors.

Electric	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues[1,2]	$98.1	$99.2	(1.1)%	$210.5	$207.0	1.7%
Operating expenses:
Electric fuel and purchased power[1]	34.9	36.7	(4.9)%	78.6	76.4	2.9%
Operation and maintenance	29.9	23.1	29.4%	58.5	46.7	25.3%
Depreciation and amortization	17.4	16.3	6.7%	34.6	32.9	5.2%
Taxes, other than income	4.7	4.5	4.4%	9.5	9.6	(1.0)%
Total operating expenses	86.9	80.6	7.8%	181.2	165.6	9.4%
Operating income	11.2	18.6	(39.8)%	29.3	41.4	(29.2)%
Other income	2.7	2.0	35.0%	3.7	4.0	(7.5)%
Interest expense	7.6	7.2	5.6%	15.5	14.7	5.4%
Income before income taxes	6.3	13.4	(53.0)%	17.5	30.7	(43.0)%
Income tax benefit[2]	(4.1)	(2.1)	95.2%	(7.9)	(2.7)	192.6%
Net income	$10.4	$15.5	(32.9)%	$25.4	$33.4	(24.0)%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues (millions)[1,2]
Retail sales:
Residential	$28.3	$31.6	$66.5	$70.1
Commercial	41.2	40.8	86.4	81.1
Industrial	9.1	11.8	17.9	22.9
Other	1.8	2.1	3.5	3.9
	80.4	86.3	174.3	178.0
Other	17.7	12.9	36.2	29.0
	$98.1	$99.2	$210.5	$207.0
Volumes (million kWh)
Retail sales:
Residential	235.8	231.0	606.5	568.1
Commercial	672.7	550.9	1,396.6	1,037.4
Industrial	120.0	135.1	236.7	275.6
Other	20.1	19.2	40.3	39.3
	1,048.6	936.2	2,280.1	1,920.4
Average cost of electric fuel and purchased power per kWh	$.024	$.030	$.025	$.030
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power expense.
[2] Production tax credits, which impact income tax benefit and operating revenues.

The electric business reported net income of $10.4 million in the second quarter of 2025, compared to $15.5 million for the same period in 2024. This decrease was largely the result of higher operation and maintenance expense, primarily due to increased payroll-related costs of $1.9 million, net of tax, and higher contract services related to electric generation station planned outage-related costs of $1.6 million, net of tax. Higher software expense of $1.4 million, net of tax, which includes certain costs associated with services provided under the Transition Services Agreement with Everus that are recovered in other income, further drove the increase in operation and maintenance expense. The decrease in net income was partially offset by rate relief in South Dakota and increased commercial retail sales volumes, driven by a data center near Ellendale, North Dakota.

Natural Gas Distribution	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues[1,2,3]	$206.9	$201.5	2.7%	$746.2	$661.0	12.9%
Operating expenses:
Purchased natural gas sold[1]	105.8	103.4	2.3%	456.3	392.3	16.3%
Operation and maintenance[2]	60.5	55.0	10.0%	124.1	114.3	8.6%
Depreciation and amortization	26.5	25.5	3.9%	52.6	51.0	3.1%
Taxes, other than income[3]	17.0	16.4	3.7%	47.6	44.0	8.2%
Total operating expenses	209.8	200.3	4.7%	680.6	601.6	13.1%
Operating income (loss)	(2.9)	1.2	(341.7)%	65.6	59.4	10.4%
Other income	5.1	5.4	(5.6)%	8.4	13.5	(37.8)%
Interest expense	13.8	15.4	(10.4)%	28.6	31.0	(7.7)%
Income (loss) before income taxes	(11.6)	(8.8)	31.8%	45.4	41.9	8.4%
Income tax (benefit) expense	(4.2)	(3.8)	10.5%	8.1	6.9	17.4%
Net income (loss)	$(7.4)	$(5.0)	48.0%	$37.3	$35.0	6.6%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$106.1	$108.2	$397.7	$372.2
Commercial	63.4	64.5	253.0	226.6
Industrial	9.4	9.3	25.1	23.9
	178.9	182.0	675.8	622.7
Transportation and other	28.0	19.5	70.4	38.3
	$206.9	$201.5	$746.2	$661.0
Volumes (MMdk)
Retail sales:
Residential	8.5	9.7	40.3	39.7
Commercial	7.0	7.3	28.9	27.2
Industrial	1.0	1.2	2.7	3.0
	16.5	18.2	71.9	69.9
Transportation sales:
Commercial	.3	.3	1.1	1.0
Industrial	38.1	40.3	86.5	96.5
	38.4	40.6	87.6	97.5
Total throughput	54.9	58.8	159.5	167.4
Average cost of natural gas per dk	$6.42	$5.69	$6.35	$5.61
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported a seasonal loss of $7.4 million in the second quarter of 2025, compared to a loss of $5.0 million for the same period in 2024. The increased seasonal loss was largely the result of higher operation and maintenance expense, primarily due to higher payroll-related costs of $2.1 million, net of tax, and increased software expenses of $900,000, net of tax, which includes certain costs associated with services provided under the Transition Services Agreement with Everus that are recovered in other income. Lower volumes due to warmer weather further drove the loss. The seasonal loss was partially offset by higher retail sales revenue due to rate relief in Washington and Montana, and higher transportation revenue.

Pipeline	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues	$56.3	$52.9	6.4%	$113.0	$104.2	8.4%
Operating expenses:
Operation and maintenance	22.4	19.3	16.1%	41.7	37.7	10.6%
Depreciation and amortization	7.9	7.3	8.2%	15.9	14.4	10.4%
Taxes, other than income	3.6	3.0	20.0%	6.9	6.1	13.1%
Total operating expenses	33.9	29.6	14.5%	64.5	58.2	10.8%
Operating income	22.4	23.3	(3.9)%	48.5	46.0	5.4%
Other income	1.7	3.1	(45.2)%	2.1	3.9	(46.2)%
Interest expense	4.3	3.8	13.2%	8.5	7.8	9.0%
Income before income taxes	19.8	22.6	(12.4)%	42.1	42.1	—%
Income tax expense	4.4	5.3	(17.0)%	9.5	9.8	(3.1)%
Net income	$15.4	$17.3	(11.0)%	$32.6	$32.3	.9%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Transportation volumes (MMdk)	151.4	160.7	294.9	308.4
Customer natural gas storage balance (MMdk):
Beginning of period	22.1	23.4	44.1	37.7
Net injection (withdrawal)	12.5	18.0	(9.5)	3.7
End of period	34.6	41.4	34.6	41.4

The pipeline business reported net income of $15.4 million in the second quarter of 2025, compared to $17.3 million for the same period in 2024. The earnings decrease was driven by higher operations and maintenance expense, primarily attributable to payroll-related costs of $653,000, net of tax. The absence of $1.5 million, net of tax proceeds received in 2024 from a customer settlement further drove the decrease. The business also incurred higher depreciation expense due to growth projects placed in service throughout 2024, and higher property tax accruals in certain jurisdictions. The decrease was offset in part by higher transportation revenue due to growth projects placed in service, as previously discussed, and customer demand for short-term natural gas transportation contracts.

Other
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues	$.1	$—	100.0%	$.3	$—	100.0%
Operating expenses:
Operation and maintenance	.4	2.9	(86.2)%	.5	9.2	(94.6)%
Depreciation and amortization	—	.6	(100.0)%	—	1.2	(100.0)%
Taxes, other than income	—	.1	(100.0)%	—	.2	(100.0)%
Total operating expenses	.4	3.6	(88.9)%	.5	10.6	(95.3)%
Operating loss	(.3)	(3.6)	(91.7)%	(.2)	(10.6)	(98.1)%
Other income	1.6	4.3	(62.8)%	3.0	9.7	(69.1)%
Interest expense	.9	4.5	(80.0)%	1.9	8.3	(77.1)%
Income (loss) before income taxes	.4	(3.8)	(110.5)%	.9	(9.2)	(109.8)%
Income tax (benefit) expense	4.7	3.8	23.7%	(.4)	(3.5)	(88.6)%
Income (loss) from continuing operations	(4.3)	(7.6)	(43.4)%	1.3	(5.7)	(122.8)%
Discontinued operations, net of tax	(.4)	40.2	(101.0)%	(.9)	66.3	(101.4)%
Net income (loss)	$(4.7)	$32.6	(114.4)%	$.4	$60.6	(99.3)%
On Oct. 31, 2024, the company completed the separation of Everus, its former construction services business, into a new independent publicly-traded company. As a result of the separation, the historical results of operations for Everus are shown in discontinued operations, net of tax, except for allocated general corporate overhead costs of the company which did not meet the criteria for discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Everus.
For the second quarter of 2025 Other reported a net loss of $4.7 million compared to net income of $32.6 million for the same period in 2024. The earnings decrease was primarily due to the absence of income from discontinued operations in 2025 and income tax adjustments related to the company's annualized estimated tax rate. Partially offsetting the decrease was lower operation and maintenance expense, primarily a result of corporate overhead costs classified as continuing operations allocated to Everus in 2024, which are not included in Other in 2025.

Also included in Other is insurance activity at the company's captive insurer, and general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that did not meet the criteria for discontinued operations.

Other Financial Data
June 30, 2025
(In millions, except per share amounts)
(Unaudited)
Book value per common share	$13.37
Market price per common share	$16.67
Market value as a percent of book value	124.7%
Total assets	$6,946
Total equity	$2,732
Total debt	$2,182
Capitalization ratios:
Total equity	55.6%
Total debt	44.4%
100.0%